Exhibit 12.1: Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements
(dollars in thousands) (unaudited)
	For the Nine Months Ended September 30,
	2004	2003
Including Interest on Deposits
Earnings:
Income before income taxes	$2,922,886	$2,558,082
Fixed charges	1,143,591	1,151,485
Interest capitalized during period, net of amortization of previously capitalized interest	(10,395)	(10,563)
Earnings, for computation purposes	$4,056,082	$3,699,004

Fixed Charges and Preferred Stock Dividend Requirements:
Interest on deposits, short-term borrowings, and long-term debt and bank notes, expensed or capitalized	$1,140,429	$1,150,071
Portion of rents representative of the interest factor	3,162	1,414
Fixed charges	1,143,591	1,151,485
Preferred stock dividend requirements	16,153	16,507
Fixed charges and preferred stock dividend requirements, including interest on deposits, for computation purposes	$1,159,744	$1,167,992

Ratio of earnings to combined fixed charges and preferred stock dividend requirements, including interest on deposits	3.50	3.17

Excluding Interest on Deposits
Earnings:
Income before income taxes	$2,922,886	$2,558,082
Fixed charges	411,074	300,142
Interest capitalized during period, net of amortization of previously capitalized interest	(10,411)	(10,579)
Earnings, for computation purposes	$3,323,549	$2,847,645

Fixed Charges and Preferred Stock Dividend Requirements:
Interest on short-term borrowings and long-term debt and bank notes, expensed or capitalized	$407,912	$298,728
Portion of rents representative of the interest factor	3,162	1,414
Fixed charges	411,074	300,142
Preferred stock dividend requirements	16,153	16,507
Fixed charges and preferred stock dividend requirements, excluding interest on deposits, for computation purposes	$427,227	$316,649
Ratio of earnings to combined fixed charges and preferred stock dividend requirements, excluding interest on deposits	7.78	8.99

The ratio of earnings to combined fixed charges and preferred stock dividend requirements is computed by dividing (i) income before income taxes and fixed charges less interest capitalized during such period, net of amortization of previously capitalized interest, by (ii) fixed charges and preferred stock dividend requirements. Fixed charges consist of interest, expensed or capitalized, on borrowings (including or excluding deposits, as applicable), and the portion of rental expense which is deemed representative of interest. The preferred stock dividend requirements represent the pre-tax earnings which would have been required to cover such dividend requirements on the Corporation's Preferred Stock outstanding.